SERVICE LEVEL AGREEMENT

THIS SERVICE LEVEL AGREEMENT is made and entered into this 16 day of March 2007 (the "Effective Date") between:

BIOMETRX ("CLIENT")	A2E TECHNOLOGIES ("A2E")
500 N. Broadway, Ste 204	7585 Ronson Rd. Suite 102
Jericho, NY 11753	San Diego, CA 92111

Throughout this agreement, CLIENT and A2E may be referred to collectively as the "Parties" or individually as a "Party."

WHEREAS, A2E is a provider of hardware and software development services and it is contemplated that A2E will from time to time provide these services along with other related and non-related services (hereinafter referred to as "Services") to CLIENT.

WHEREAS, CLIENT desires to have A2E perform certain Services and is committing to pay an annual and quarterly minimum amount to A2E for these services.

WHEREAS, both Parties desire to enter into an agreement setting forth the terms and conditions which shall apply to the performance of such Services and this agreement.

THEREFORE, IN CONSIDERATION of the mutual covenants contained herein the Parties agree as follows:

1. Scope of Services. During the term of this Agreement, A2E shall provide Services as set forth in a Statement of Work ("SOW").

This Agreement shall apply to any SOW for Services issued by A2E after the date hereof and accepted by CLIENT in the form of a CLIENT Purchase Order or fully executed SOW.

Each SOW shall constitute a separate and distinct contract between the parties; the terms and conditions of this Agreement shall be deemed incorporated in each such SOW and, except as specified herein, shall supersede and replace all terms or conditions appearing or referred to on the face or on the reverse of the CLIENT Purchase Order. In the event of any conflict between the terms of a SOW and this Agreement, the terms of the SOW shall prevail.

2. Work Acceptance A2E deliverables under any SOW will be deemed accepted by CLIENT upon successful completion of an Acceptance Test Procedure (ATP). A2E and CLIENT will jointly agree upon the tests and processes incorporated in and documented by this ATP. If CLIENT does not wish to perform a formal ATP, the deliverables under any SOW will be deemed accepted by CLIENT after 30 days have passed since final delivery by A2E of all deliverables as described in the SOW. In either case A2E will perform internal testing and verification of all deliverables to CLIENT to the best of its abilities.

3. Financial Commitment. CLIENT commits to minimally spend two hundred thousand ($200,000.00) annually on A2E services (fifty thousand $50,000.00 on A2E services every three calendar months) starting from the date of this agreement. CLIENT will pay and A2E will invoice for the difference of a) $50,000 and b) the amount of work actually billed by A2E, for each three month period unless the amount previously billed by A2e equals or exceeds $50,000 for the same period. In return for this commitment, A2E will provide services at a discounted rate and also receive consideration in kind.

4. Consideration In Kind. In addition to cash payments as described in section 5, CLIENT will also pay $25 an hour in restricted stock. The number of shares to issue will be

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calculated as a) the number of hours billed by A2e over the three month period; TIMES b) 25; DIVIDED by c) the then current market value of CLIENT stock.

All issued stock payments will be made by CLIENT no later than 30 days following each three calendar month period.

A2E understands that it may have to sign legal documents as part of any stock issuing and in no event will CLIENT be responsible for any delays beyond the 30 days defined above which are caused by A2E in reviewing and signing such documents.

5. Cash Billing. A2E shall also be compensated in cash for all Services performed for CLIENT in connection with each SOW. The SOW will define the method of billing and payment. If not otherwise defined in the SOW, A2E will invoice CLIENT twice monthly for all services provided and expenses incurred under this Agreement through the date of such invoice at the rate of $100 per hour.

A2E will invoice CLIENT for all outside and travel related expenses at cost plus 15% unless CLIENT allows billing of these expenses at NET 0 and as they occur in which case no markup will be applied. These expenses shall be related to a SOW and have prior CLIENT approval. A2E will submit to CLIENT satisfactory receipt copies for expenses incurred.

6. Payment Terms. CLIENT shall pay all invoices within fifteen (15) days. A late fee of 1.5% per month will be charged for all invoices paid after 15 days, and A2E shall be entitled to recover all its expenses, including, without limitation, reasonable attorney's fees, incurred in collecting payment hereunder.

In the event of non-payment by CLIENT for services rendered by A2E in accordance with this Agreement, for whatever reason, it shall be the option of A2E to withhold further services from CLIENT. Such withholding of services shall not be considered a breach of this Agreement by A2E and shall be deemed a constructive termination of the Term of this Agreement at the election of A2E.

CLIENT will pay all taxes levied or based upon the Services rendered and Software delivered under each SOW, except for any tax levied or based upon the net income of A2E.

7. Books and Records. A2E shall maintain accounting records for each SOW in connection with the work required under any SOW.

8. Supervision. A2E personnel will work under the direction of A2E's management based upon the Services requested of A2E by CLIENT in connection with each SOW.

9. Non-Solicitation. Neither Party will solicit, hire, contract with, or engage the employment of any employee or contractor of the other Party, with whom their personnel have had contact in the course of performance of any SOW and for an additional period of twelve (12) months after the completion of any SOW without prior written consent of the other Party.

10. Liability of A2E and Its Employees and Contractors. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS, BUSINESS REVENUE, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED.

CLIENT agrees that it will, irrespective of any such claim, loss, damage, or expense, continue to pay all charges and sums as may come due to A2E during the term of any SOW issued hereunder and thereafter so long as said SOW is not terminated in accordance with the terms of the Agreement.

CLIENT agrees that A2E's liability for all claims of any kind shall be limited to general money damages and shall not exceed the amount actually received by A2E from CLIENT pursuant to the applicable SOW.

In the performance of its obligations under this Agreement and SOWs, A2E may give advice to CLIENT. A2E will exercise reasonable care in giving such advice but will not be responsible for the accuracy of advice based on information supplied by CLIENT or third parties. The responsibility for decisions taken

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on the basis of advice given by A2E will remain with the CLIENT.

THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THIS SECTION SHALL APPLY TO ALL CLAIMS OR CAUSES OF ACTION IN THE AGGREGATE WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, MISREPRESENTATION AND STRICT PRODUCT LIABILITY) AND IRRESPECTIVE OF WHETHER THE PARTY HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY WAIVES ANY CLAIM THAT THESE LIMITATIONS OR EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY. THE PROVISIONS OF THIS SECTION ALLOCATE THE RISKS UNDER THIS AGREEMENT BETWEEN CLIENT AND A2E. A2E's PRICING REFLECTS THE ALLOCATION OF RISK AND LIMITATION OF LIABILITY SPECIFIED HEREIN.

11.<u>Warranties.</u> A2E represents and warrants that the Services performed under each SOW shall be performed in a professional manner, with the skill and care that is generally accepted by industry for such Services prevailing at the time. Further, A2E represents and warrants that the Services shall be completed in accordance with applicable specifications outlined in the appropriate SOW documents and the subsequent project documents, which are mutually agreed to by CLIENT and A2E.
A2E makes no other express or implied warranties of any type or description, including merchantability and/or fitness for any particular purpose.

12.Indemnification. A2E will not knowingly design in U.S. copyright, trademark or patent protected Intellectual Property (IP) into any projects A2E does for CLIENT. Therefore, A2E shall have no liability for any claim of infringement resulting from any project A2E performs for CLIENT.

If CLIENT desires, A2E will work with CLIENT and/or its attorneys to research existing protected IP in order to help avoid any infringement during the design process. This research and A2E support time will be paid for by CLIENT and handled under a separate SOW.

CLIENT shall indemnify A2E, its officers, directors and employees from and against any and all loss, damage, liability or expense (including reasonable attorneys' fees) assessed against A2E, or incurred by CLIENT, arising out of any claim being made or suit brought by third parties alleging that any material supplied by A2E to CLIENT violates such third party's U.S. copyright, trademark or patent rights. A2E will promptly notify CLIENT of any claim made or suit brought against A2E arising out of matters referred to in this Section.

13.Nonexclusive Agreement. This is not an exclusive agreement. CLIENT is free to engage others to perform services the same as or similar to A2E's. A2E is free to, advertise, offer and provide Services to others; provided, however, that A2E does not breach its obligations as described hereunder.

14. Property Rights. Any and all data, design, plans, layouts, specifications and any other A2E created material which is created as part of a SOW shall, upon payment in full, become the property of the CLIENT and shall be provided thereto upon completion of the Services.

Notwithstanding anything herein, A2E retains its rights to any technology it has developed prior to or outside of this Agreement, even if that technology is used in performing the Services. Anything developed by A2E as set forth in this Agreement, that is reasonably considered a proprietary deliverable to CLIENT, be it ideas, concepts, processes, techniques, expertise and know-how retained as part of the services performed under this agreement, will remain the property of CLIENT and A2E will not have the right to use the technology for other clients. For all other ideas, concepts, process, techniques, expertise and know-how not reasonably considered a proprietary deliverable, A2E will retain the right to use such items on future projects whether for CLIENT or for others. Upon final delivery, bioMETRX and A2E will agree upon the proprietary aspects of the work performed

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and this will become part of the final deliverable.

In addition CLIENT agrees to not reverse engineer, decompile or disclose to unrelated parties any A2E or Third Party binary and/or executable technology, that does not require a specific license agreement, and is incorporated into any project covered by this agreement.

15. Export Administration. CLIENT agrees to comply fully with all export laws and regulations of the United States (the "Export Laws") to assure that the Development Work is not (a) exported, directly or indirectly, in violation of Export Laws; or (b) intended to be used for any purposes prohibited by the Export Laws. CLIENT agrees that A2E may have any or all of its divisions help in quoting and/or providing services and that this will be done in full compliance of Export Laws.

16. Modification. No waiver, alteration, or modification of any of the provisions of the Agreement shall be binding upon either Party unless in writing, signed by the duly authorized representative of the Party intended to be bound thereby.

17. Term and Termination. The term of this agreement is one (1) calendar year from the date of this Agreement.

This Agreement may only be terminated in writing by both Parties. No single Party may terminate this agreement without a material breach of the agreement by the other Party. Any such termination shall not affect any SOW or SOWs, which may then be outstanding in connection with this Agreement.

Either Party may terminate this Agreement or any SOW if the other Party is in material breach of such and does not remedy the breach within ten (10) days of written notice. Termination shall be in addition to and not in lieu of any other remedies the Party may have. Upon termination for any reason, CLIENT shall pay A2E in full for all services performed prior to termination, and upon such payment in full, A2E shall return to CLIENT all work in process and all confidential information of CLIENT.

18. Prior Agreements. This instrument contains the entire Agreement between A2E and CLIENT with respect to contracts or arrangements made or placed hereafter for Services and supersede all pre-existing agreements or arrangements with respect thereto for all future work.

19. Assignment. Neither Party may assign or delegate all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not unreasonably be withheld, except this agreement may be assigned in the event of the sale of all or substantially all the assets of the assigning Party or by operation of law. Any attempted assignment or delegation without such consent except as expressly set forth herein, will be void.

20. Notices. Any notices, except for notices of termination or breach, sent hereunder shall be sent:

(i) by registered mail, return receipt requested;

(ii) by electronic mail, telex or facsimile, where both parties have access to the required equipment, return receipt requested; or

(iii) by personal delivery.

Notices for termination of this Agreement, termination of an SOW or notification of a breach sent hereunder shall be sent:

(i) by registered mail, return receipt requested; or

(ii) by personal delivery.

Notices sent by registered mail shall be deemed to be effective on the fifth business day following mailing, except in the case of mail strike or disruption of postal services and notices sent by personal delivery, electronic mail, telex or facsimile shall be deemed received when delivered. Notices shall be addressed to the Contracts Manager of the receiving Party, at the address set forth on the first page of this Agreement. Any Party may change its address for purposes of receipt notices by giving ten (10) days prior written notice of such change to the other Party in the matter described herein.

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21. Severability. Each provision of this Agreement is severable. If any provision is found to be unenforceable or illegal, the remainder of this Agreement will continue in full force and effect and this Agreement will apply as if such provision was not included herein. To the extent any provision is held invalid or unenforceable for being too broad or extensive, it is the intention of the parties that the court enforce such provision to the limits of proper scope or breadth. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

22. Governing Law. This Agreement shall be governed by, subject to, and interpreted in all respects in accordance with the laws of the State of California ,without taking into account conflicts of laws principles. All disputes arising from or relating to this Agreement shall be within the exclusive jurisdiction of the state and/or federal courts located within the State of California, and the parties hereby consent to such exclusive jurisdiction and waive objections to venue therein.

23. Arbitration Any dispute relating to the interpretation or performance of this agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be in accordance with the rules of commercial arbitration of the American Arbitration Association before a single arbitrator in San Diego, California. Judgment upon any award by the arbitrators may be entered by the state or federal court having jurisdiction. The parties intend that this agreement to arbitrate be irrevocable

24. Force Majeure. Neither Party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement or any SOW (other than payment obligations) by reason of any Act of God, fire, natural disaster, accident, riot, act of government, strike or labor dispute, shortage of materials or supplies, failure of transportation or communication or of suppliers of goods or services, or any other cause beyond the reasonable control of such Party.

25. Survival. The provisions of this Agreement that by their sense and context are intended to survive termination of this Agreement, including but not limited to provision regarding confidentiality, shall so survive this Agreement.

By signing below, the undersigned representative of each party warrants and represents that he or she has full authority to execute this Agreement on behalf of their respective party and to bind their respective party to the terms hereof.

IN WITNESS WHEREOF the parties have by their duly authorized representatives executed this Agreement as of the date first above written.

BIOMETRX, INC

By [signature]

Name: Lorraine Yarde

Title: COO

Date: 3/16/07

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A2E TECHNOLOGIES ("A2E")

By [signature]

Name: Allen Vexler

Title: CTO

Date: 3/16/07